Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of August 21, 2017 (the “Effective Date”) between First Watch Restaurants, Inc., a Delaware corporation (together with its successors and assigns permitted hereunder, the “Company”), and Eric Hartman (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into that certain Employment Agreement effective October 14, 2016 (the “Prior Employment Agreement”) which employment agreement is hereby terminated, cancelled and of no further force or effect; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to enter into this Agreement and to continue to employ the Executive on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective agreements and covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged by both parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Employment Period. The Executive’s term of employment hereunder shall commence on the Effective Date of this Agreement and continue until the first anniversary of the Effective Date, unless earlier terminated pursuant to Section 3 (the initial employment period and any extended employment period pursuant to this Section 1 shall be referred to herein as the “Employment Period”). Upon the first anniversary of the Effective Date, and on each anniversary thereafter, this Agreement shall automatically renew on the same terms and conditions set forth herein (as amended in writing from time to time by the parties) for one (1) year periods unless the Company or the Executive gives the other party written notice of its/Executive’s election not to renew the Employment Period no later than thirty (30) days prior to the end of the Employment Period. If either party provides a notice not to renew pursuant to this Section 1 and the Executive continues to be employed by the Company after the Employment Period, for any reason, Executive will do so as an at will employee and not pursuant to this Agreement, provided that, the Executive’s post-termination obligations pursuant to Sections 4, 5, 6, 8 and 10 of this Agreement (the “Continuing Obligations”) shall survive any such continued at will employment and termination thereof.

2. Terms of Employment.

A. Position and Duties. During the Employment Period, the Executive shall serve as the Executive Vice President and Chief Development Officer of the Company and, in so doing, shall perform all normal duties and responsibilities associated with such position, subject to the general direction, approval and control of the Chief Executive Officer of the Company and the Board. During the Employment Period, and excluding any periods of vacation or other leaves to which the Executive is entitled, the Executive agrees to devote substantially all of Executive’s business time to the business and affairs of the Company, to use Executive’s best efforts to perform faithfully, effectively and efficiently Executive’s duties and responsibilities, and to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. Provided, however, that the foregoing shall not prevent Executive from (i) maintaining the ownership interests that Executive has in other entities as of the Effective Date, or (ii) maintaining the positions that Executive holds on boards and with trade associations as of the Effective Date. During the Employment Period, the Executive will be employed by the Company on an at will basis, which means that either Executive or the Company can terminate the employment relationship at any time, with or without cause, subject to the terms and conditions set forth in Section 3.

B. Compensation.

(1) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary in the amount of $275,000.00 less applicable deductions under federal, state and local laws (the “Annual Base Salary”), paid in accordance with the customary payroll practices of the Company. The Board, in its discretion, may at any time change the amount of the Annual Base Salary to such greater amount as it may deem appropriate, and the term “Annual Base Salary,” as used in this Agreement, shall refer to the Annual Base Salary as it may so be changed.

(2) Annual Bonus. During the Employment Period, the Executive shall be eligible to participate in the Company’s key employee bonus plan pursuant to the terms and conditions of that plan, as amended from time to time by the Board, but not within the bonus period ending on December 31, 2017. The Executive shall be eligible to receive an annual bonus of up to 70% of the Annual Base Salary, which will be based upon the achievement of certain clearly defined goals (including, without limitation, achieving EBITDA targets) established by the Board or its Compensation Committee (the “Annual Bonus”), and provided to the Executive prior to the commencement of each annual bonus period. The implementation, continuation and termination of any incentive plan referenced hereunder shall be within the sole discretion of the Board provided that the bonus plan shall not be terminated or materially reduced during the bonus period ending on December 31, 2017. The Annual Bonus, if any, shall be paid to the Executive as set forth in the annual incentive plan. The Executive shall only be eligible to receive the Annual Bonus if Executive is actively employed on the Annual Bonus payout date subject to Section 3.

(3) Equity. During the Employment Period, the Executive shall be eligible to participate in the equity incentive plan of AI Fresh Parent, Inc. (“Parent”) maintained for senior executives pursuant to the terms and conditions of that plan, as amended from time to time.

(4) Benefits. During the Employment Period, the Executive shall be entitled to participate in each benefit plan sponsored by the Company to the extent such benefit plan is generally available to similarly-situated employees of the Company and the Executive is otherwise eligible under the terms of such benefit plan. The amount, eligibility, and extent of the benefits shall be governed by the applicable benefit plan or program of the Company. The Executive shall be entitled to accrue three (3) weeks of paid vacation per year on a pro-rata basis. Vacation days shall not accumulate from year to year and unused vacation days will not be paid upon termination subject to Section 3. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(5) Supplemental Life Insurance Plan. The Executive shall be entitled to participate in a supplemental life insurance plan that may be provided by the Company from time to time, in accordance with the terms and conditions of such programs as administered by the Company.

(6) Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable business expenses of types authorized by the Company and reasonably and necessarily incurred or paid for by the Executive in the performance of Executive’s duties, responsibilities, and authorities hereunder. The Executive shall provide the Company with all documentation and receipts requested by the Company and required to establish the amount and nature of such expenses. The Executive shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

3. Obligations upon Termination.

A. Termination/Expiration. The provisions of this Section 3 do not in any way affect the Executive’s at will status as provided in Section 2. The Executive is entitled to no other payments, compensation, severance or benefits upon termination except as expressly stated in this Section 3. Upon termination or expiration/nonrenewal of this Agreement, the Executive is entitled to receive any unpaid Annual Base Salary due for the period prior to and through the date of termination, and following submission of proper expense reports by the Executive, reimbursement for all expenses properly incurred in accordance with Section 2.B(6) of this Agreement (jointly, the “Accrued Obligations”). Upon termination for any reason (except death) or expiration/nonrenewal of this Agreement, the Executive shall continue to be fully bound by the Continuing Obligations.

B. Notice of Termination. Any termination of the Executive’s employment shall be communicated to the other party by a Notice of Termination. For the Executive, a “Notice of Termination” means a written notice provided to the Company at least thirty (30) days prior to the Executive’s last day of employment, provided however, the Company may accelerate the Executive’s last day of employment to any date within the thirty (30) day notice period without converting the Executive’s resignation into anything but a voluntary resignation. For the Company, a “Notice of Termination” means any written notice to the Executive, at any time, which indicates the effective date of termination of the Executive’s employment subject to this Section 3.

C. Termination by the Company Due to Death or Disability.

(1) Termination for Death or Disability. The Executive’s employment hereunder shall terminate automatically during the Employment Period upon the Executive’s death or, at the option of the Company, upon Executive’s Disability (defined below).

In the case of Disability, the Company shall provide the Executive a Notice of Termination and the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day following Executive’s receipt of said notice unless, within said thirty (30) day period, the Executive is able to perform the essential functions of Executive’s job duties, with or without reasonable accommodation.

(2) Rights upon Termination for Death or Disability. If the Company terminates the Executive’s employment hereunder because of death or Disability, the Executive shall forfeit all rights to any compensation otherwise due to Executive or to which Executive may be entitled under this Agreement, and the Company shall have no further payment obligations to the Executive or Executive’s legal representatives, other than: (a) the Accrued Obligations; (b) continued payment of the Annual Base Salary for a period of six (6) months following the date of termination in accordance with the Company’s regular payroll practices; (c) accrued but unused vacation through the termination date payable on the next regular payroll date following the termination date; and (d) a pro rata portion of the Annual Bonus that the Executive would have earned for the year in which Executive’s death or Disability occurred if Executive had remained employed with the Company through the end of such calendar year, based on the number of months employed by the Company calculated as of the date of termination (the “Prorated Bonus Amount”), and payable when the bonuses are regularly paid as set forth in the annual incentive plan. Except as set forth in this Section 3.C(2), if the Executive is terminated due to death or Disability, the Company shall have no further obligations to the Executive or liability under this Agreement by way of compensation or otherwise.

(3) Definition of Disability. For purposes of this Agreement, at any time the Company sponsors a long-term disability plan for the Company’s executives, and subject to applicable law, “Disability” shall mean disability as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to render disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its executives, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive position hereunder for a period of one hundred twenty (120) days, consecutive or non- consecutive, in any twelve (12)-month period due to Executive’s mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. The Executive agrees to cooperate in submitting to a medical examination for the purpose of certifying Disability under this Section 3.C if requested by the Company.

D. Termination by the Company for Cause.

(1) Termination for Cause. The Company may terminate the Executive’s employment at any time during the Employment Period for Cause (defined below) upon written notice to the Executive.

(2) Rights upon Termination for Cause. If the Executive’s employment hereunder is terminated by the Company for Cause, the Executive shall not be entitled to receive any severance, bonus or other payments, except the Accrued Obligations, payable in a lump sum on the Company’s next regular payroll date following the date of termination. Except as set forth in this Section 3.D, the Company shall have no further obligations to the Executive or liability under this Agreement by way of compensation or otherwise. Should the Executive’s employment terminate pursuant to this Section 3.D, the Executive shall continue to be fully bound by the Continuing Obligations.

(3) Definition of Cause. For purposes of this Agreement, “Cause” shall include the following: (a) indictment for any crime involving moral turpitude, fraud or misrepresentation or the Executive pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to the reputation of the Company; (b) commission of any act which is a felony; (c) gross misconduct or fraud involving the operations of the Company; (d) misappropriation or embezzlement of funds or property of the Company; (e) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (f) violation of any of the provisions of this Agreement or any material Company policy or work rule (including, for example, the Company’s sexual harassment policy, drug policy, etc.); or (g) failure of the Executive to follow the reasonable directions or instructions issued to the Executive by the Board, or the Executive’s refusal or failure to substantially perform Executive’s duties and responsibilities under this Agreement to the reasonable satisfaction of the Board, provided however, that prior to any termination pursuant to subsection 3.D(3)(f) and (g), the Company must give written notice to the Executive stating the reasons triggering subsection 3.D(3)(f) and (g) and the Executive shall thereafter have the right to remedy the condition, if such condition can be remedied in the good faith determination of the Board, within thirty (30) days of the date the Executive received such written notice. If the Executive does not remedy the condition within the thirty (30) day cure period to the reasonable satisfaction of the Board, then the Board may deliver a notice of termination for Cause at any time within thirty (30) days following the expiration of such cure period, in which case termination will be effective upon delivery of such notice.

E. Termination by the Company Without Cause.

(1) Termination Without Cause. The Company may terminate the Executive’s employment at any time during the Employment Period without Cause (other than due to death or Disability) upon written notice.

(2) Rights upon Termination Without Cause. If the Executive’s employment hereunder is terminated by the Company without Cause, the Executive shall forfeit all rights to any compensation otherwise due to Executive or to which Executive may be entitled under this Agreement, and the Company shall have no further payment obligations to the Executive or Executive’s legal representatives, other than: (a) the Accrued Obligations; and (b) provided the Executive signs, returns and, if applicable, does not revoke a general waiver and release of all claims against the Company and its Parent, subsidiaries and affiliates in a form satisfactory to the Board and the Company (the “Release”) and complies with the Continuing Obligations, (i) continued payment of the Annual Base Salary for a period of twelve (12) months following the date of termination in accordance with the Company’s regular payroll practices (the “Salary Continuation Payments”); (ii) accrued but unused vacation through the termination date; and (iii) the Prorated Bonus Amount.

The first Salary Continuation Payment and the accrued vacation shall be paid to the Executive on the Company’s first regular payroll date following the sixtieth (60th) day after the termination date (and will include any Salary Continuation Payment installment that would have otherwise been paid during the period following the termination date through the date of the first Salary Continuation Payment); provided that, the Release is irrevocable as of such date. The Prorated Bonus Amount shall be payable on the same day as the final Salary Continuation Payment. If during any period in which the Executive is receiving the Salary Continuation Payments, Executive violates any Continuing Obligations to the Company, the Company’s obligations pursuant to Section 3.E(2)(b) shall cease and the Company will have no further obligations to the Executive. Except as set forth in this Section 3.E, if the Executive is terminated without Cause, the Company shall have no further obligations to the Executive or liability under this Agreement by way of compensation or otherwise.

F. Resignation by the Executive Without Cause / Expiration. During the Employment Period, the Executive may resign Executive’s employment at any time, for any reason. In addition, the Employment Period may expire/not be renewed as set forth in Section 1. If the Executive’s employment terminates pursuant to this Section 3.F as a result of the Company providing the Executive notice of its intent not to renew pursuant to Section 1, then the Executive shall receive (a) the Accrued Obligations; and (b) provided the Executive signs, returns and, if applicable, does not revoke the Release and complies with the Continuing Obligations, (i) the Salary Continuation Payments; (ii) accrued but unused vacation through the termination date; and (iii) the Prorated Bonus Amount, each of which shall be payable in accordance with the provisions of Section 3.E. If the Executive resigns Executive’s employment for any reason (other than for “Good Cause” as defined in Section 3.G(1) below) or the Executive’s employment terminates pursuant to this Section 3.F as a result of the Executive providing the Company notice of Executive’s intent not to renew pursuant to Section 1, the Executive shall not be entitled to receive any severance, or other payments, except the Accrued Obligations, and the Company shall have no further obligations to the Executive or liability under this Agreement by way of compensation or otherwise. Should the Executive’s employment terminate pursuant to this Section 3.F, the Executive shall continue to be fully bound by Executive’s Continuing Obligations.

G. Resignation by the Executive for Good Cause.

(1) If any of the following events shall occur without the Executive’s consent, the Executive shall be entitled to resign Executive’s employment with the Company for Good Cause: (i) the Company materially reduces Executive’s Annual Base Salary or Annual Bonus opportunity percentage; (ii) a material diminution in Executive’s responsibilities; or (iii) the Company relocates Company’s headquarters more than twenty (20) miles from the existing location. Notwithstanding the foregoing, the events described in clauses (i), (ii) or (iii) shall not constitute Good Cause unless (A) Executive has given the Company written notice of Executive’s resignation for Good Cause, setting forth the conduct of the Company that is alleged to constitute Good Cause, within thirty (30) days following the occurrence of such event, and (B) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment of Executive by Executive for Good Cause shall be effective on the day following the expiration of such cure period.

(2) If the Executive resigns his employment with the Company for Good Cause in accordance with Section 3.G(1) above, Executive shall be entitled and subject to the same rights and obligations as provided herein for a termination without Cause, as specified by Section 3.E(2) herein.

4. Restrictive Covenants.

A. Confidential Information.

(1) Covenant Not to Disclose Confidential Information. The Executive acknowledges that the services to be performed by Executive hereunder are special, unique and extraordinary in that, by reason of Executive’s employment hereunder and Executive’s past employment with the Company, Executive will acquire and have access to, and has acquired and has had access to, the Company’s Confidential Information (defined below), the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. The Executive shall not, during the Employment Period or at any time thereafter, disclose in any way the Company’s Confidential Information or any part thereof, to any person, firm, corporation, association, or any other operation or entity or use the Confidential Information on Executive’s own behalf, for any reason or purpose, except as necessary to perform Executive’s job duties, or destroy the Confidential Information. The Executive agrees that Executive will not distribute any Confidential Information to any third person or permit the reproduction of the Confidential Information, except on behalf of the Company in Executive’s capacity as an executive of the Company. The Executive hereby assumes responsibility for and shall indemnify and hold the Company harmless from and against any disclosure by the Executive or use by the Executive of the Confidential Information in violation of this Agreement other than pursuant to subpoena, court order, discovery request, or as otherwise required by law, or for whistleblower actions.

(2) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” shall include, but is not limited to, the following information, which information is not generally known or readily available to the public or the Company’s competitors: (a) confidential and proprietary matters relating to the sales operations of the Company, or its Parent, subsidiaries, or affiliates of the Company, including, but not limited to, sales methods; pricing information; merchandising and marketing plans and strategies; proprietary information relating to recipes, services, products and product specifications, processes, techniques and know-how; and supplier and vendor lists; (b) confidential and proprietary matters relating to the business and financial operations of the Company or its Parent, subsidiaries, or affiliates of the Company, including, but not limited to, financial data and plans; budgets and financial statements; business plans and strategies; research and development plans; product or service plans; training materials; methods of distribution; assets and liabilities; past, present or proposed business operations, mergers or acquisitions or projects; business opportunities for new or developing business; recruiting methodology; and personnel information concerning Company employees (other than the Executive); (c) confidential and proprietary intellectual property of the Company or its Parent, subsidiaries, or affiliates of the Company, including, but not limited to, concepts, ideas, proposals, Inventions (defined in Section 5), formulas, technology, improvements, discoveries, developments, proposed trademarks, trade and domain names; and (d) any trade secret of the Company or its Parent, subsidiaries or affiliates of the Company as defined by law. The Executive understands and agrees that the rights and obligations set forth in this Section 4.A are perpetual and shall extend beyond the Executive’s employment with the Company. Confidential Information shall not include general industry information or information which is or becomes publicly available, information which the Executive has lawfully acquired from a source other than the Company (provided that such source is not bound by a confidentiality agreement with the Company), disclosures required by any registration or filing with any agency or regulatory authority; information which is required to be disclosed pursuant to any law, regulation, or rule of any governmental body , agency or authority or court order, and/or as may be necessary for purposes of disclosure to accountants, financial advisors or other counsel, who shall be made aware of and agree to be bound by the confidentiality provisions hereof.

(3) Disclosure of Confidential Information for Certain Purposes. Executive understands that nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body (including under any governmental agency’s whistleblower program). Executive understands that the Defending Trade Secrets Act provides that Executive may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Executive files a lawsuit for retaliation by the Company, Parent or its subsidiaries or affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

B. Covenant Not to Compete. During the Employment Period and for the longer of (i) the period of time during which the Executive holds, directly or indirectly, any equity securities of the Company and (ii) a period of one (1) year after the date of termination of the Executive’s employment, however caused and for any reason, the Executive shall not:

(1) directly or indirectly induce or attempt to induce any senior managers or executives of the Company or those of any of its Parent, subsidiaries or affiliates to terminate their employment, or refrain from renewing or extending such employment, with the Company or such affiliate or subsidiary;

(2) directly or indirectly own, control or participate in the ownership or control of, or be employed by or on behalf of, or provide services to, any restaurant business which operates a restaurant similar to that operated by the Company within a five (5) mile radius of any restaurant operated or owned by the Company or its Parent, subsidiaries, or affiliates, during the Employment Period; or

(3) directly or indirectly solicit or cause or encourage any person to solicit any business in competition with the Company or its Parent, subsidiaries, or affiliates.

C. Mutual Covenant Not to Disparage. The Executive agrees not to disparage, at any time, the Company, or its Parent, subsidiaries or affiliates of the Company, or any of their business practices, products or services, or any of their directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing. Upon termination of the Executive’s employment, the Company agrees that it will instruct its Board of Directors and senior management to not make any oral or written statement that disparages the Executive. Nothing in this Section shall prohibit either the Executive or the Company from responding truthfully to subpoenas or in connection with whistleblower actions and other court ordered inquiries or proceedings.

5. Inventions.

A. Assignment. The Executive agrees to assign and hereby assigns to the Company, without further consideration, all right, title, and interest that the Executive may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention (as defined in this Section 5), which Invention shall be the sole property of the Company, whether or not patentable. “Invention” as used herein shall mean all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, moral rights (including but not limited to rights to attribution or integrity) and all improvements, rights, and claims related to the foregoing that are in all cases conceived, created, developed, or reduced to practice by the Executive alone or with others during the scope and course of Executive employment with the Company (or any affiliate). In addition, to the extent not assigned, the Executive hereby irrevocably waives any moral rights (including rights of attribution and integrity) that Executive may have with respect to the Inventions. The Executive acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are “Works Made For Hire” as defined in the United States Copyright Act (17 USCA, § 101) and are included in the definition of Inventions. The Executive shall promptly disclose any such Invention to the Company.

B. Prior Inventions. Unless attached hereto as an exhibit, the Executive represents that Executive does not have or possess any invention made or developed by Executive prior to Executive’s employment with the Company which relates to the business, products or research and development of the Company as of or prior to the date hereof (“Prior Invention”), or that Executive has already assigned all such inventions to the Company. If any Prior Invention is incorporated into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, adapt, use, import, and sell such Prior Invention as part of or in connection with such product, process or machine.

C. Assistance. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in securing the Company’s rights in and to the Inventions and any other intellectual property rights relating thereto in any and all countries. Such assistance shall include the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and other intellectual property rights relating thereto. The Executive agrees to maintain adequate and current written records on the development of all Inventions and to disclose promptly to the Company all Inventions and relevant records, which records will remain the sole property of the Company. The Executive further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, discovery, improvement, technology, computer program, original work of authorship, design formula, discovery, patent, or copyright that the Executive does not believe to be an Invention, but is conceived, developed, or reduced to practice by the Executive (alone or with others) during Executive’s employment with the Company shall be promptly disclosed to the Company (such disclosure to be received in confidence).

6. Company Property. The Executive acknowledges that the Confidential Information and any and all notes, records, sketches, computer diskettes, training materials and other documents relating to the Company obtained by or provided to the Executive, created or developed by the Executive during the course of Executive’s employment with the Company, or otherwise made, produced or compiled by the Executive during the Employment Period, regardless of the type of medium in which they were preserved, are the sole and exclusive property of the Company and shall be surrendered to the Company upon the Executive’s termination from the Company, however caused and for any reason, or on demand at any time by the Company.

7. Comparative Right to Injunctive Relief. In the event of a breach or threatened breach of any of the Executive’s duties and obligations under the terms and provisions of Sections 4, 5 or 6 hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. The Executive hereby expressly acknowledges that the harm which might result to the Company’s business as a result of any noncompliance by the Executive with any of the provisions of Sections 4, 5 or 6 would be irreparable. The Executive specifically agrees that if there is a question as to the enforceability of any of the provisions of Sections 4, 5 or 6, the Executive will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction.

8. Arbitration. Subject to Section 7 of this Agreement, and in consideration of the Company employing the Executive and the salary and benefits provided under this Agreement, the Executive and the Company agree that all claims arising out of or relating to Executive employment, including its termination, shall be resolved by binding arbitration. This Agreement expressly does not prohibit either party from seeking provisional injunctive relief, including to prevent irreparable harm, in any court of competent jurisdiction including as set forth in Section 7. The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its then-existing Employment Arbitration Rules. The parties shall bear equally the arbitration administrative costs and arbitrator’s fees, subject to applicable law and the AAA rules. Each party shall bear Executive/its own attorneys’ fees and legal costs. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. The parties agree that the arbitration shall take place in Tampa, Florida. THE PARTIES HEREBY ACKNOWLEDGE THAT BY THIS AGREEMENT TO ARBITRATE THEY ARE WAIVING THEIR RIGHT TO A JURY TRIAL.

9. Successors. The Company may assign its rights and obligations under this Agreement, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by the Executive without the prior written consent of the Company.

10. Confidentiality. Subject to applicable law, the Executive shall keep this Agreement and the terms of Executive employment with the Company confidential, and shall not disclose or discuss the same with anyone other than Executive’s attorney, accountant or spouse.

11. Miscellaneous.

A. Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (1) the plural includes the singular and the singular includes the plural; (2) “and” and “or” are each used both conjunctively and disjunctively; (3) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (4) “includes” and “including” are each “without limitation”; (5) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (6) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

B. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Eric Hartman

[***]

[***]

If to the Company:

First Watch Restaurants, Inc.

c/o Advent International Corporation

75 State Street

Boston, Massachusetts 02109

Attention: Tricia Patrick, James Westra

Facsimile: (617) 951-0566

E-mail: tpatrick@adventinternational.com;

jwestra@adventinternational.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges, LLP

100 Federal Street, Floor 34

Boston, Massachusetts 02110

Attention: Marilyn French Shaw

Facsimile: (617) 772-8333

E-mail: marilynfrench.shaw@weil.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

C. Enforcement. If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective during the Employment Period, such provision shall be reformed to the maximum extent permissible under law to an enforceable provision as similar in terms as possible to such illegal, invalid or unenforceable provision, and the remaining provisions of this Agreement shall remain in full force and effect. If said illegal, invalid or unenforceable provision cannot be reformed, such provision shall be fully severable from this Agreement, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

D. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of such withholding shall arise.

E. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

F. Complete Agreement. This Agreement constitutes the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations and understandings between the Executive and the Company, or its subsidiaries and affiliates, relating to the subject matter herein. Other than expressly set forth herein, the Executive and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (oral or written) regarding any matter relevant hereto. For avoidance of doubt, the Prior Employment Agreement is hereby terminated, cancelled and of no further force or effect. This Agreement may be executed in two or more counterparts.

G. Choice of Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of law of Florida or any other jurisdiction, and, where applicable, the laws of the United States.

H. Amendment. This Agreement may not be amended or modified at any time except by a written instrument executed by both the Executive and an authorized representative of the Company and approved by the Board.

I. Executive Acknowledgement and Representation. The Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment. The Executive further represents and warrants that there is no agreement or other legal impediment or contractual obligation that prohibits or would otherwise prevent the Executive from continuing employment with the Company, executing this Agreement, and performing the duties and services provided for hereunder. The Executive further acknowledges that Executive has had the opportunity to consult with an attorney and/or tax advisor of Executive choice with respect to this Agreement.

12. 409A.

A. Compliance. It is intended that compensation paid or delivered to the Executive pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (together, “Section 409A”), and this Agreement shall be interpreted and administered accordingly. However, the Company does not warrant to the Executive that all amounts paid or delivered to him will be exempt from, or paid in compliance with, Section 409A. The Executive understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws. The Executive acknowledges that Executive has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to this Agreement, including any adverse tax consequence under Section 409A and applicable state tax law.

B. Amounts Payable On Account of Termination. If and to the extent necessary to comply with Section 409A, for the purposes of determining when amounts otherwise payable on account of the Executive’s termination of employment under this Agreement will be paid, “terminate”, “terminated” or “termination” or words of similar import relating to the Executive’s employment with the Company, as used in this Agreement, shall be construed as the date that the Executive first incurs a “separation from service,” within the meaning of Section 409A, from the Company.

C. Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date written below effective as of the day and year first above written.

EXECUTIVE

Dated:	August 21, 2017	/s/ Eric Hartman
Eric Hartman

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date written below effective as of the day and year first above written.

FIRST WATCH RESTAURANTS, INC.

Dated:	August 21, 2017	By: /s/ Kenneth L. Pendery, Jr.
Name: Kenneth L. Pendery, Jr.
Title: Chief Executive Officer

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]